EXHIBIT 99.1

LITHIA MOTORS ACQUIRES DODGE STORE IN FRESNO, CALIFORNIA

Lithia Now has Twelve Stores in California

MEDFORD, ORE. April 24, 2006 (5:00 a.m. PDT) - Lithia Motors, Inc. (NYSE: LAD) the country's eighth-largest automotive dealership group, today announced its acquisition of Fresno Dodge in Fresno, California. The store has annualized revenues of approximately $50 million and was added to Lithia's operations as Lithia Dodge of Fresno in early April.

This is Lithia's fifth dealership in the Fresno market. Lithia's other stores in Fresno include Lithia Ford of Fresno, Lithia Nissan of Fresno, Lithia Hyundai of Fresno and Lithia Mazda Suzuki of Fresno. Combined annualized revenues in the Fresno market now totals approximately $215 million.

Lithia's Chairman and CEO, Sid DeBoer, commented, "Fresno has a strong and growing economy and we have some of our strongest stores and personnel in that market. Along with this acquisition, we were also awarded two additional Chrysler, Dodge and Jeep open points in the Fresno market area. This speaks to the strong relationship that we have forged with our Chrysler manufacturer partner. With this acquisition and the future development of the new open points, Lithia will be the exclusive Dodge dealer in the Fresno market."

About Lithia
Lithia Motors, Inc. is a Fortune 1000 and Russell 2000 Company that sells 25 brands of new vehicles and operates 94 stores and 189 franchises in 12 states in the Western United States and over the Internet through "Lithia.com-America's Car & Truck Store." Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 103,333 new and used vehicles and had $2.9 billion in total revenue in 2005.

Additional Information
 For additional information on Lithia Motors, contact the Investor Relations Department: (541) 776-6591 or log-on to: www.lithia.com - go to Investor Relations

Forward Looking Statements
 This press release includes forward looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation economic conditions, acquisition risk factors and others set forth from time to time in the company's filings with the SEC. Specific risks in this press release include the estimated annualized revenue at the new store, the strength of the market and personnel in Fresno, the strength of Lithia's relationship with Chrysler Corporation and the proposed future exclusivity of Lithia's Dodge stores in the Fresno market.